Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Type of Entity	Jurisdiction of Formation
Advantage Drilling Services S.A.E.	Joint Stock Company	Egypt
Vantage Holdings Company (fka Dragonquest Holdings Company)	Exempted Company	Cayman Islands
Emerald Driller Company	Exempted Company	Cayman Islands
P2020 Rig Co.	Exempted Company	Cayman Islands
P2021 Rig Co.	Exempted Company	Cayman Islands
PT Vantage Drilling Company Indonesia	Limited Liability Company	Indonesia
Rig Finance Ltd.	Limited Liability Company	Bermuda
Sapphire Driller Company	Exempted Company	Cayman Islands
Vantage Deepwater Company	Exempted Company	Cayman Islands
Vantage Deepwater Drilling, Inc.	Corporation	Delaware
Vantage Driller I Co	Exempted Company	Cayman Islands
Vantage Driller II Co	Exempted Company	Cayman Islands
Vantage Driller II Ghana Limited	Limited Liability Corpiration	Ghana
Vantage Driller III Co.	Exempted Company	Cayman Islands
Vantage Driller IV Co	Exempted Company	Cayman Islands
Vantage Driller VI Co.	Exempted Company	Cayman Islands
Vantage Drilling (Malaysia) I Sdn. Bhd.	Limited Liability Company	Malaysia
Vantage Drilling Africa	Exempted Company	Cayman Islands
Vantage Drilling Ghana Limited	Limited Liability Corporation	Ghana
Vantage Drilling Labuan I Ltd.	Labuan Company	Malaysia
Vantage Drilling Netherlands B.V.	Limited Liability Company	The Netherlands
Vantage Energy Services, Inc.	Corporation	Delaware
Vantage Holding Hungary Kft	Limited Liability Company	Hungary
Vantage Holdings Cyprus ODC Ltd.	Limited Liability Company	Cyprus
Vantage Holdings International (fka Vantage Holdings Malaysia I Co.)	Exempted Company	Cayman Islands
Vantage International Management Co.	Exempted Company	Cayman Islands
Vantage International Management Company Pte. Ltd.	Corporation	Singapore
VDI Drilling Angola, LDA	Limited Liability Company	Angola